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Exhibit 99
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                                                       FOR IMMEDIATE RELEASE
CONTACTS:
J. Thomas Parmeter
President
Gwen Como
Director, Investor Relations
(619) 558-6064

                    PROTEIN POLYMER ANNOUNCES TERMINATION OF
                       CURRENT R&D AGREEMENT WITH ETHICON

  SAN DIEGO, December 16, 1997 -- Protein Polymer Technologies, Inc. (NASDAQ-
PPTI), today announced that its research and development agreement with Ethicon, Inc., a subsidiary of Johnson & Johnson, will terminate effective December 17, 1997. The focus of the agreement was on the development and commercialization of tissue adhesives and sealants for wound closure and related surgical applications. As a result of the termination, Ethicon will have no further financial obligations to PPTI.

  For the agreement to remain in force, Ethicon would have been required to select one specific protein polymer adhesive formulation for commercial development and regulatory approval, and to commit to accomplishing these goals within specific timelines. By declining to proceed with acceptance of a specific product formulation, Ethicon will relinquish all rights to the underlying technology as well as its control over PPTI's right to establish other relationships in the field of tissue adhesives and sealants.

  "While we are disappointed that Ethicon has chosen not to proceed into the next stage of development with our tissue adhesive system, we know of no other technology that can deliver the same key combination of surgical adhesive properties such as high strength, resorption, biocompatibility and setting speed," said J. Thomas Parmeter, President and Chief Executive Officer of Protein Polymer Technologies. "Therefore, we plan to continue to develop tissue adhesive and sealant products for several specific surgical indications, and will begin discussions with potential partners who are leaders in those markets. In addition, we have maintained a good overall relationship with Johnson & Johnson."

  Protein polymers are synthetic proteins created "from scratch" through chemical DNA synthesis, and produced in quantity by bacteria through large scale

                                  (CONTINUED)
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PPTI ANNOUNCES TERMINATION OF AGREEMENT WITH ETHICON, INC.
PAGE 2


fermentation. By design, they combine the biological functionality and biocompatibility of natural proteins (e.g., silk, collagen, elastin, fibrin) with the chemical functionality and exceptional physical properties of synthetic polymers (e.g., nylon, spandex, polyester, polyacrylamide). Because of their modular block polymer design, protein polymer components can be assembled and reassembled into a wide variety of different materials such as films, fibers and gels, while also incorporating both chemical and biological functionality as part of the final polymer design. PPTI holds several pioneering patents on the design and production of protein polymers, and has numerous U.S. and international applications covering the technology and specific products and product classes.

       Protein Polymer Technologies, Inc. is a development stage biomaterials company focused on tissue repair and drug delivery. In addition to surgical adhesives and sealants, products being developed include bioactive coatings, tissue augmentation materials, and drug delivery devices. PPTI also markets a line of protein polymer-activated cell culture products under the trade names of ProNectin(R) and SmartPlastic(TM).

                                     * * *

This press release may contain forward-looking statements that are based on management's expectations. Actual results could differ materially from those expressed here; further, the Company is not obligated to comment specifically on those differences. Risks associated with the Company's activities include scientific and product development uncertainties, competitive products and approaches, continuing collaborative partnership interest and funding, regulatory testing and approvals, and manufacturing scale-up. The reader is encouraged to refer to the Company's 1996 Annual Report and filings with the Securities and Exchange Commission, copies of which are available from the Company, to further ascertain the risks associated with the above statements.

PPTI's press releases are on the internet at http://www.ppti.com
To have press releases faxed, call (800) 758-5804 extension 721876.